Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 23, 2024, relating to the consolidated financial statements of Discover Financial Services, and the effectiveness of Discover Financial Services’ internal control over financial reporting, appearing in the Current Report on Form 8-K of Capital One Financial Corporation filed on March 11, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois

March 11, 2024